NEWS FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE
March 4, 2010

Petroleum Development Corporation Announces 2009 Fourth Quarter
and Year-End Results; 2009 Results in Line with Guidance; Annual Production Increased by 12%; Significant Operating Cost Reductions; Improvement in Leverage and Liquidity Measures

DENVER, CO, March 4, 2010: Petroleum Development Corporation (“PDC” or “Company”) (NASDAQ: PETD) today reported its 2009 fourth-quarter and year-end operating and financial results.

The Company reported a net loss attributable to shareholders for the year ended December 31, 2009, of $79.3 million, or $4.82 per share, compared to a net gain of $113.3 million, or $7.63 per diluted share, for the same prior year period.  The Company's adjusted net loss attributable to shareholders, a non-GAAP financial measure defined below, for the year ended 2009 was $2.9 million, or $0.18 per share, compared to adjusted net income of $39.7 million, or $2.67 per diluted share, for the year ended 2008.

The net loss attributable to shareholders in the fourth-quarter 2009 was $16.0 million, or $0.84 per share, while net income for the same period ended December 31, 2008 was $41.1 million, or $2.78 per diluted share.  The adjusted net loss for the fourth-quarter was $0.7 million or $0.04 per share compared to an adjusted net loss for the same period in 2008 of $4.3 million or $0.29 per share.

Annual production for the year ended December 31, 2009 increased 11.8% to 43.3 Bcfe, compared to 38.7 Bcfe in 2008.  Production growth in 2009 was 100% organic from the development of existing core operating areas.  Fourth-quarter 2009 production decreased 8.3% to 10 Bcfe compared to third-quarter 2009 production of 10.9 Bcfe, and decreased 11.4% compared to the fourth-quarter 2008 production of 11.3 Bcfe.  The decrease was a result of the Company’s capital expenditure reduction in 2009.  During 2009, the Company drilled 79.2 total net wells compared to 333.4 total net wells drilled in 2008.  The 2009 total was comprised of 71.2 net development wells drilled and 8.0 net exploratory wells drilled.

Adjusted cash flow from operations, a non-GAAP measure defined below, decreased to $170.2 million for the year ended 2009 compared to $199.9 million in 2008, a decrease of 14.9%.  Adjusted cash flow from operations for the fourth-quarter 2009 was $55.5 million, compared to the same period in 2008 of $41.2 million, an increase of 34.7%.

Total proved reserves as of December 31, 2009 were 717 Bcfe compared to 753 Bcfe of total proved reserves reported at the end of 2008.  New SEC reserve guidelines stipulate the adoption of several changes to the methodology utilized to quantify year-end reported reserves.  The change in pricing from a year-end spot price to a 12-month average price had the most significant impact on the year-over-year reduction in the Company’s year-end 2009 reported reserves.  Reserve values in 2009 were based on an average natural gas price of $3.17/Mcf and an average oil price of $54.64/Bbl, versus an average year-end spot natural gas price of $4.98/Mcf and a year-end spot average oil price of $37.85/Bbl in 2008.  Using year-end spot pricing methodology, as was used at year-end 2008, reserve values would have been valued at $5.51/Mcf for natural gas and $72.91/Bbl for oil on December 31, 2009, and reported reserves would have been 811 Bcfe.  At year-end 2009, natural gas and oil represented approximately 84.9% and 15.1% of proved reserves, respectively.  Additionally, approximately 41.2% of the proved reserve total was developed and approximately 58.8% was undeveloped.

PDC continued to opportunistically add to its hedge positions during 2009.  At year-end 2009, 73% of 2010’s forecasted proved developed producing (“PDP”) production was hedged at an average minimum price of $6.70 per Mcfe.  Applying year-end strip prices to the remaining 27% of the Company’s 2010 unhedged forecasted PDP production would produce an average price of $7.54 per Mcfe for PDC’s 2010 forecasted PDP production.  Additionally, the Company hedged between 65% and 74% of its forecasted PDP production for each year from 2011 through 2013 at prices between $7.20 and $7.51 per Mcfe.

The Company improved its year-end 2009 balance sheet leverage and liquidity measures, as compared to year-end 2008, primarily as a result of the reduction of capital spending and operational costs during 2009.  The total debt to capitalization ratio improved to 34.3% from 43.5% and liquidity increased by $6.7 million to $238.2 million at year-end 2009 compared to year-end 2008.

Richard W. McCullough, Chairman and Chief Executive Officer, noted, “Despite the difficult operating environment that existed during the year, we produced respectable results in 2009 which were in line with the guidance we provided.   Hedges that were put in place in 2008, for 2009, provided substantial relative price realizations during the year and protected our cash flow and related capital programs.  In 2009, we focused on improving areas which were not directly impacted by the depressed pricing environment and the corresponding significant decrease in CAPEX.   We were able to grow our 2009 production by double digits despite our CAPEX decrease, substantially reduce our operating costs, improve our liquidity, and strengthen our balance sheet leverage and coverage measures.  During the year we also added to our strong hedge positions for 2010 and beyond, which we expect to continue to provide protection from commodity price declines.

“As we enter 2010, we see opportunities for us to supplement our base forecasted production with increased investment and operational activity in the Marcellus and Wattenberg plays.  We are pleased that our 2010 CAPEX budget allocates drilling capital to all of our major basins.  We have forecasted a year-over-year production decline; however, with increased drilling in 2010, we expect a net exit rate equal to that of the beginning of the year.  More importantly, if drilling economics continue to improve, we have positioned ourselves to achieve additional production and cash flow growth during the year through additional organic drilling in plays such as the Piceance and Wattenberg, acceleration of the JV’s Marcellus development, partnership repurchases and/or acquisitions.  We are excited about the opportunities that face us in 2010.”

Financial Results

Full Year 2009 Results:

PDC’s total revenue for 2009 was $244.7 million, a 59.3% decrease from $601.7 million reported in 2008.  Natural gas and oil sales revenues from the Company's producing properties for 2009 declined 44.3% to $179.1 million, a decrease of $142.8 million versus the prior year’s $321.9 million. The average sales price for natural gas and oil for the year, excluding realized gains and losses on derivatives, was $4.20 per Mcfe, a 50.1% decrease from $8.42 per Mcfe for 2008.  PDC’s strong hedge positions added $2.48 per Mcfe to the Company’s average commodity sales price, or $107.3 million in revenue for the year ended 2009, compared to $0.24 per Mcfe, or $9.5 million in revenue for the year ended 2008.  Sales from natural gas marketing activities for 2009 were $64.6 million versus $140.3 million for 2008, a decrease of 53.9% due to the decrease in average commodity prices between years.  Net oil and gas commodity price risk management activities for 2009 resulted in a loss of $10.1 million for the year.  The loss was comprised of realized hedging gains of $107.3 million during the year offset by unrealized hedging losses of $117.4 million.  The unrealized hedging losses were due to increases in commodity prices during the year.  During 2008, hedging activity produced a $127.8 million net gain.  The 2008 net gain included $118.4 million of unrealized gains resulting from decreases in commodity prices during 2008 and $9.5 million of realized gains during the year.

Production costs and well operations costs, including production taxes, decreased 18.4% to $64.7 million, or $1.49 per Mcfe for the year ended December 31, 2009, compared to $79.4 million, or $2.05 per Mcfe for the same period 2008.  The reduction was primarily attributable to the Company’s overall cost reduction initiatives, a decline in oil field services costs, and a decline in production taxes which vary directly with oil and natural gas revenues.  The Company’s exploration expense decreased from $45.1 million in 2008 to $22.9 million in 2009.  The decrease was due primarily to lower amortization and impairments costs for oil and gas properties of $18.1 million and a decrease in exploratory dry holes of $6.6 million.

General and administrative expense increased to $54.0 million in 2009 from $37.7 million in the previous year.  The increase was primarily related to $7.9 million of transaction costs associated with the formation of a joint venture (the “JV”) in Appalachia , an increase in staffing and payroll benefit expenses, including stock-based compensation costs of $3.7 million, $1.5 million of transaction costs resulting from adopting new accounting standards in 2009, and corporate headquarter relocation costs of $1.3 million.

Depreciation, depletion and amortization (“DD&A”) expense for 2009 increased to $131.0 million from $104.6 million in 2008.  The Company’s total DD&A expense rate for oil and gas properties increased from $2.51 per Mcfe for the year ended December 31, 2008 to $2.83 per Mcfe for the year ended December 31, 2009.  This increase in DD&A expense, per Mcfe, was due primarily to the reduction in oil and gas reserves from 2008 to 2009.  Net interest expense increased to $36.9 million for 2009 versus $27.5 million for 2008.  The year-over-year increase was due primarily to write-offs and higher amortization of debt issuance costs resulting from amending and extending the Company’s credit facility in May 2009, offset in part by lower interest rates.

Fourth Quarter 2009 Results:

PDC’s total fourth-quarter 2009 revenue was $77.3 million compared to $195.0 million for the same 2008 period.  For the fourth-quarter 2009, oil and natural gas sales from the Company’s producing properties was $53.8 million, compared to $56.3 million for the same period of 2008.  The decrease in sales was due primarily to the 11.4% decrease in production between periods partially offset by an 8.2% increase in the average commodity price per Mcfe in the fourth-quarter 2009 of $5.40 compared to $4.99 in the fourth-quarter 2008.  This increase in overall average commodity price was driven by a 32.2% increase in the average price of oil offset slightly by a 2.6% decrease in the average price of natural gas.  Sales from natural gas marketing activities for the fourth-quarter 2009 were $17.4 million versus $32.6 million for the fourth-quarter 2008, a decrease of 46.6%.  The decrease was due primarily to a 32.7% decrease in the price for natural gas in Appalachia, the Company’s primary marketing region.  Net oil and gas commodity price risk management activities for the fourth-quarter 2009 resulted in a net gain of $3.4 million.  The gain was comprised of realized hedging gains of $24.6 million during the quarter offset by unrealized hedging losses of $21.2 million.  During the fourth-quarter 2008, hedging activity produced a $102.5 million net gain.  The fourth-quarter 2008 net gain included $72.6 million of unrealized gains resulting from decreases in commodity prices and $29.9 million of realized gains during the quarter.

Production costs and well operations costs, including production taxes, increased 10.9% to $19.1 million, or $1.91 per Mcfe for the fourth-quarter 2009, compared to $17.2 million, or $1.53 per Mcfe for the same period 2008.  The Company’s exploration expense decreased from $27.1 million in the fourth-quarter 2008 to $7.5 million in the fourth-quarter of 2009.  The decrease was primarily the result of impairments and amortization of Fort Worth basin oil and gas properties recorded in 2008.

PDC’s general and administrative expense increased to $17.5 million in the fourth-quarter 2009 from $10.6 million in the same period of 2008, primarily as a result of $7.9 million of the JV transaction costs recognized in the fourth-quarter of 2009.

DD&A expense for the 2009 fourth-quarter decreased to $30.2 million, from $32.7 million in the respective 2008 quarter, primarily due to lower production volumes in 2009.  Net interest expense increased to $10.2 million in the fourth-quarter 2009, from $8.9 million in the same period of 2008.  The fourth-quarter 2009 expense increase was primarily the result of write-offs of debt issuance cost of $1.8 million related to the November redetermination of the bank borrowing base supporting the Company’s credit facility offset by lower interest rates in the fourth-quarter of 2009.

Operations

2009 operations were focused in three primary geographic regions:

Rocky Mountain Region: The Rocky Mountain Region is divided into three major operating areas: (1) Grand Valley Field, (2) Wattenberg Field and (3) NECO area.  The Rocky Mountain Region includes approximately 293,600 of leasehold and 2,524 gross, 1,654.3 net, natural gas and oil wells in which the Company owns an interest.

Wattenberg Field, DJ Basin, Weld County, Colorado.  PDC currently owns an interest in 1,484 gross, 963.9 net, oil and natural gas wells.  The Company’s leasehold position encompasses approximately 72,200 gross acres with approximately 19,400 net undeveloped acres remaining as of December 31, 2009.  82 gross, 65.2 net wells were drilled in the area in 2009 and produced approximately 16.3 Bcfe net to our interests.  Wells drilled in the area range from approximately 7,000 to 8,000 feet in depth and generally target oil and gas reserves in the Niobrara, Codell and J Sand reservoirs.  Well spacing ranges from 20 to 40 acres per well.  Operations in the area, in addition to the drilling of new development wells, include the refrac of Codell and Niobrara reservoirs in existing wellbores whereby the Codell sandstone reservoir is fraced a second time and/or initial completion attempts are made in the slightly shallower Niobrara carbonate reservoir.  Unlike the other two Rocky Mountain areas, the Wattenberg Field produces a considerable amount of oil and, to a lesser extent, natural gas liquids, (or “NGL’s”).

Grand Valley Field, Piceance Basin, Garfield County, Colorado.  The Company currently owns an interest in 306 gross, 180.4 net, oil and natural gas wells.  Leasehold positions encompass approximately 8,000 gross acres remaining for development as of December 31, 2009.  1 gross and 1 net well was drilled in the area in 2009 and produced approximately 15.7 Bcfe.  Development wells drilled in the area range from 7,000 to 9,500 feet in depth and the majority of wells are drilled directionally from multi-well pads ranging from two to ten wells per drilling pad.  The primary target in the area is gas reserves, developed from multiple sandstone reservoirs in the Mesaverde Williams Fork formation.  Well spacing is approximately 10 acres per well.
NECO area, DJ Basin, Yuma County, Colorado and Cheyenne County, Kansas.  PDC currently owns an interest in 717 gross, 504.3 net, natural gas wells.  The leasehold position encompasses approximately 127,100 gross acres with approximately 85,500 net undeveloped acres remaining for development as of December 31, 2009.  8 gross, 4.5 net wells were drilled in the area in 2009 and produced approximately 5.3 Bcfe.  Wells drilled in the area range from approximately 1,500 to 3,000 feet in depth and target gas reserves in the shallow Niobrara reservoir.  Well spacing is approximately 40 acres per well.  Drilling operations range from exploratory wells to test undrilled, seismically defined, structural features at the Niobrara horizon to development wells targeting known reserves in existing identified features.

Appalachian Basin: The Company owns an interest in approximately 271 gross, 88.5 net, natural gas and oil wells in West Virginia, Pennsylvania and Tennessee outside of its interest in the JV.  Additionally, the JV owns an interest in approximately 1,980 gross, 1,586.4 net, wells.  Wells located in this area are approximately 4,500 feet deep and target predominately gas reserves in Devonian and Mississippian aged tight sandstone reservoirs.

Other Areas: PDC owns an interest in approximately 210 gross, 146.5 net, natural gas and oil wells in the Michigan Basin that produced 1.4 Bcfe in 2009.  As of December 31, 2009, the Company’s remaining Michigan leasehold encompasses 26,800 gross, 8,500 net, undeveloped acres.  Wells in the area range from 1,000 to 2,500 feet in depth and produce gas from the Antrim Shale.  The Company also holds a total of 27,600 gross, 21,500 net, undeveloped acres in New York, and the Fort Worth Basin, northeastern Erath County, Texas.  PDC has no drilling activity planned for these areas in 2010.

Drilling Activity

The Company drilled 100 gross wells during 2009 representing a decrease of approximately 73.6% over the prior year.  The Company’s drilling activities continued to be focused primarily in the DJ Basin / Wattenberg Field.  In addition to the drilling of the new wells, the Company recompleted (including refracs) 32 wells in 2009 compared to 125 in 2008.

Wells Drilled

	Three Months Ended December 31,				Year-End December 31,
	2009		2008		2009		2008
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Rocky Mountain Region:
Wattenberg	23	12.8	33	31.4	82	65.2	149	122.7
Piceance	-	-	12	12.0	1	1.0	62	54.4
NECO	1	1.0	10	10.0	8	4.5	98	88.2
Other	-	-	-	-	1	0.5	2	0.5
Total Rocky Mountain Region	24	13.8	55	53.4	92	71.2	311	265.8
Appalachian Basin	1	1.0	25	25.0	8	8.0	62	62.0
Other	-	-	1	1.0	-	-	6	5.6
Total Wells Drilled	25	14.8	81	79.4	100	79.2	379	333.4

Average Costs Related to Oil and Gas Operations (per Mcfe)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Average lifting costs (lease operating expense, exclusive of production taxes)	$ 0.98	$ 1.09	$ 0.83	$ 1.07
Exploration expense (less impairment and amortization)	$ 0.48	$ 0.44	$ 0.35	$ 0.50
DD&A (oil and gas properties only)	$ 2.82	$ 2.73	$ 2.83	$ 2.51

Oil and Gas Sales and Production

Production for the year ended December 31, 2009 increased 12% above volumes for the same period in 2008.  Oil and natural gas sales from the Company's producing properties for 2009 were down 44% to $179.1 million compared to $321.9 million for the prior year, a decrease of $142.8 million.  The revenue decrease was related to the 50.1% decline in commodity prices, offset partially by the 11.8% increase in production volumes.

The following table summarizes production by area of operation, as well as the average sales price for the years 2009 and 2008, excluding both realized and unrealized derivative gains or losses.

	Three Months Ended December 31,					Year-Ended December 31,
	2009		2008		Percent	2009		2008		Percent
Natural Gas (Mcf)
Rocky Mountain Region	6,791,946		7,808,760		-13.0%	29,987,465		26,136,487		14.7%
Appalachian Basin	1,039,138		1,006,684		3.2%	4,010,511		3,902,183		2.8%
Other	403,035		501,337		-19.6%	1,538,116		1,721,122		-10.6%
Total	8,234,119		9,316,781		-11.6%	35,536,092		31,759,792		11.9%

Weighted Average Sales Price	$4.10		$4.21		-2.6%	$3.12		$6.98		-55.3%

Oil (Bbls)
Rocky Mountain Region	288,851		323,027		-10.6%	1,277,887		1,149,071		11.2%
Appalachian Basin	2,348		1,518		54.7%	9,589		6,623		44.8%
Other	991		1,680		-41.0%	4,012		4,714		-14.9%
Total	292,190		326,225		-10.4%	1,291,488		1,160,408		11.3%

Weighted Average Sales Price	$68.95		$52.14		32.2%	$55.03		$89.77		-38.7%

Natural Gas Equivalents (Mcfe)*
Rocky Mountain Region	8,525,052		9,746,922		-12.5%	37,654,787		33,030,913		14.0%
Appalachian Basin	1,053,226		1,015,792		3.7%	4,068,045		3,941,921		3.2%
Other	408,981		511,417		-20.0%	1,562,188		1,749,406		-10.7%
Total	9,987,259		11,274,131		-11.4%	43,285,020		38,722,240		11.8%

Weighted Average Sales Price	$5.40	$4.99		8.2%		$4.20	$8.42		50.1%

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

Oil and Gas Derivative Activities

The Company uses various derivative instruments to manage fluctuations in oil and natural gas prices.  PDC has in place a series of collars, fixed price swaps and basis swaps on a portion of our oil and natural gas production.  Under the collar arrangements, if the applicable index rises above the ceiling price or swap, we pay the counterparty; however, if the index drops below the floor or swap, the counterparty pays us.  Production volumes for the quarter ended December 31, 2009, were 292,190 Bbls of oil and 8.2 Bcf of natural gas.  The majority of our hedging counterparties are current lenders to the Company’s revolving credit facility.  A complete listing of the Company’s derivative positions is included in the Company’s Form 10-K, available at the Company’s website at www.petd.com.

Income

Non-GAAP Financial Measures:

This release refers to "adjusted cash flow from operations" and “adjusted net income (loss) attributable to shareholders” both of which are non-GAAP financial measures.  Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables.  Adjusted net income (loss) from attributable to shareholders is net income attributable to shareholders excluding the after tax impact of unrealized gains or losses from the change in the mark-to-market value of the Company’s derivatives during the period.  The Company believes it is important to consider adjusted cash flow from operations and adjusted net income separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to fluctuations in future commodity prices and without regard to whether the earned or incurred item was collected or paid during that year.  The Company also uses these measures because the collection of its receivables or payment of its obligations and the change in fair market value of derivatives has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by considerable changes in commodity prices.  Adjusted cash flow from operations and adjusted net income (loss) attributable to shareholders are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

The following tables reflect the calculation of adjusted cash flow from operations and adjusted net income (loss) attributable to shareholders, non-GAAP measures, for the fourth-quarters and the years-ended 2009 and 2008 (in thousands, except per share data):

Adjusted Cash Flow from Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net cash provided by operating activities	$ 43,924	$ 35,309	$ 143,895	$ 139,101
Changes in current assets and liabilities related to operations	11,585	5,907	26,320	60,818
Adjusted cash flow from operations	$ 55,509	$ 41,216	$ 170,215	$ 199,919

Adjusted Net Income (Loss) Attributable to Shareholers

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss) attributable to shareholders	$ (16,019)	$ 41,053	$ (79,277)	$ 113,309
Unrealized (gain) loss on derivatives, net	20,888	(72,165)	116,623	(117,536)
Provision for underpayment of gas sales	125	-	2,706	4,025
Tax effect of above adjustments	(5,679)	26,795	(42,981)	39,887
Adjusted net income (loss) attributable to shareholders	$ (685)	$ (4,317)	$ (2,929)	$ 39,685
Weighted average diluted shares outstanding	19,172	14,791	16,448	14,848
Adjusted diluted earnings (loss) per share	$ (0.04)	$ (0.29)	$ (0.18)	$ 2.67

PETROLEUM DEVELOPMENT CORPORATION
Consolidated Statements of Income
(in thousands except per share data)

	(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009(1)	2008(1)
Revenues:
Natural gas and oil sales	$ 53,787	$ 56,260	$ 179,093	$ 321,877
Sales from natural gas marketing	17,435	32,625	64,635	140,263
Commodity price risk management gain (loss), net	3,361	102,544	(10,053)	127,838
Well operations, pipeline income and other	2,694	3,564	11,043	11,767
Total revenues	77,277	194,993	244,718	601,745

Costs and expenses:
Natural gas and oil production and well operations costs	19,123	17,239	64,746	79,354
Cost of natural gas marketing	17,108	32,624	62,534	139,234
Exploration expense and impairment of natural gas and oil properties	7,525	27,143	22,887	45,105
General and administrative expense	17,480	10,555	53,985	37,715
Depreciation, depletion and amortization	30,208	32,711	131,004	104,640
Total costs and expenses	91,444	120,272	335,156	406,048

Gain on sale of leaseholds	350	-	470	-

Income (loss) from operations	(13,817)	74,721	(89,968)	195,697
Interest income	14	94	254	591
Interest expense	(10,184)	(8,989)	(37,208)	(28,132)
Income (loss) from continuing operations before income taxes	(23,987)	65,826	(126,922)	168,156
Provision (benefit) for income taxes	(6,483)	24,442	(45,716)	59,089
Income (loss) from continuing operations	$ (17,504)	$ 41,384	$ (81,206)	$ 109,067
Income (loss) from discontinued operations, net of tax	-	(348)	113	4,177
Net income (loss)	$ (17,504)	$ 41,036	$ (81,093)	$ 113,244
Less: net loss attributable to noncontrolling interests	(1,485)	(17)	(1,816)	(65)
Net income (loss) attributable to shareholders	$ (16,019)	$ 41,053	$ (79,277)	$ 113,309

Amounts attributable to Petroleum Development Corporation shareholders:
Income (loss) from continuing operations	$ (16,019)	$ 41,401	$ (79,390)	109,132
Income (loss) from discontinued operations, net of tax	-	(348)	113	4,177
Net income (loss) attributable to shareholders	$ (16,019)	$ 41,053	$ (79,277)	$ 113,309

Earnings (loss) per share attributable to shareholders:
Basic
Income (loss) from continuing operations	$ (0.84)	$ 2.80	$ (4.83)	$ 7.41
Income (loss) from discontinued operations	-	$ (0.02)	0.01	0.28
Net income (loss) attributable to shareholders	$ (0.84)	$ 2.78	$ (4.82)	$ 7.69

Diluted
Income (loss) from continuing operations	$ (0.84)	$ 2.80	$ (4.83)	$ 7.35
Income (loss) from discontinued operations	-	$ (0.02)	0.01	0.28
Net income (loss) attributable to shareholders	$ (0.84)	$ 2.78	$ (4.82)	$ 7.63

Weighted average common shares outstanding
Basic	19,172	14,778	16,488	14,736
Diluted	19,172	14,791	16,488	14,848

Fourth Quarter and Year-End 2009 Teleconference

The Company will host a conference call with investors to discuss fourth-quarter and year-end 2009 results. The Company invites you to join Richard W. McCullough, Chairman and CEO, Gysle R. Shellum, Chief Financial Officer, and Barton R. Brookman, Senior Vice President – Exploration and Production, for a conference call on Thursday, March 4, 2010, for a discussion of the results.

What:     Petroleum Development Corporation 2009 Earnings Conference Call

When:    Thursday, March 4, 2010, at 1:00 p.m. Eastern Standard Time

How:       Log-on to the website at www.petd.com, or dial-in:
Domestic (toll free) at 877.407.8035
International at 201.689.8035

Replay Numbers:
Domestic (toll free) at 877.660.6853
International at 201.612.7415
Account # 286, Conference ID # 344463

A replay of the call will be available through Friday, June 4, 2010.

Contact: Marti Dowling, Manager Investor Relations, 303.831.3926, mdowling@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements.   Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated oil and natural gas production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and our management’s strategies, plans and objectives.  However, these are not the exclusive means of identifying forward-looking statements herein.  Although forward-looking statements contained in this release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Important factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to:

•	changes in production volumes, worldwide and national demand, and commodity prices for oil and natural gas;
•	the timing and extent of our success in discovering, acquiring, developing and producing natural gas and oil reserves;
•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;
•	the availability and cost of capital to us;
•	risks incident to the drilling and operation of natural gas and oil wells;
•	future production and development costs;
•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;
•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;
•	the effect of natural gas and oil derivatives activities;
•	conditions in the capital markets; and
•	losses possible from pending or future litigation.

Further, we urge you to carefully review and consider the cautionary statements made in this release, our annual report on Form 10-K for the year ended December 31, 2009, and our other filings with the Securities and Exchange Commission (“SEC”) and public disclosures.  We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.  We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions.

CONTACT: Marti Dowling, Manager Investor Relations, 303.831.3926, mdowling@petd.com

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1775 Sherman Street • Suite 3000 • Denver, Colorado • 80203-4341 • Phone: 303.860.5800
~ www.petd.com ~

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